                                                                      EXHIBIT 12

                               EXXON CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (MILLIONS OF DOLLARS)

                                             YEAR ENDED DECEMBER 31,
                                      -----------------------------------------
                                       1997     1996     1995     1994    1993
                                      -------  -------  -------  ------  ------
Income before cumulative effect of
 accounting changes.................  $ 8,460  $ 7,510  $ 6,470  $5,100  $5,280
Excess/(shortfall) of dividends over
 earnings of affiliates owned less
 than 50% accounted for by the
 equity method......................       35       33       25     (20)    (24)
Provision for income taxes(1).......    4,777    4,893    4,428   3,025   3,113
Capitalized interest................     (347)    (389)    (418)   (306)   (291)
Minority interests in earnings of
 consolidated subsidiaries..........      403      382      299     231     246
                                      -------  -------  -------  ------  ------
                                       13,328   12,429   10,804   8,030   8,324
                                      -------  -------  -------  ------  ------
Fixed Charges:(1)
 Interest expense--borrowings.......      298      359      478     530     533
 Capitalized interest...............      494      520      533     405     374
 Rental expense representative of
  interest factor...................      469      447      416     401     387
 Dividends on preferred stock.......        5        3        3       3       7
                                      -------  -------  -------  ------  ------
                                        1,266    1,329    1,430   1,339   1,301
                                      -------  -------  -------  ------  ------
Total adjusted earnings available
 for payment of fixed charges.......  $14,594  $13,758  $12,234  $9,369  $9,625
                                      =======  =======  =======  ======  ======
Number of times fixed charges are
 earned.............................     11.5     10.4      8.6     7.0     7.4

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Note:
(1) The provision for income taxes and the fixed charges include Exxon Corporation's share of non-consolidated companies 50% owned.

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